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                                                                    Exhibit 2.1







                            STOCK PURCHASE AGREEMENT


                                    BETWEEN


                         ALLIED WASTE INDUSTRIES, INC.


                                    (SELLER)


                                      AND


                                STERICYCLE, INC.


                                    (BUYER)

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                            STOCK PURCHASE AGREEMENT



     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of April 14, 1999, between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation or its subsidiary nominee ("Seller"), and STERICYCLE, INC., a Delaware corporation ("Buyer").

     WHEREAS, a component of Seller's current business operations is the provision of regulated medical waste collection, transportation and disposal services within the United States, and Seller owns certain assets utilized in the provision of such services (such business operations and assets are referred to herein, collectively, as the "Allied Medical Waste Operations"); and

     WHEREAS, Seller has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Browning-Ferris Industries, Inc. ("BFI"), dated March 7, 1999, whereby a wholly-owned subsidiary of Seller will be merged with and into BFI, with BFI surviving as a wholly-owned subsidiary of Seller (the "BFI Merger"); and

     WHEREAS, a component of BFI's current business operations is the provision of regulated medical waste collection, transportation and disposal services within the United States and Puerto Rico, and BFI owns certain assets utilized in the provision of such services (such business operations and assets are referred to herein, collectively, as the "BFI Medical Waste Operations" and, together with the Allied Medical Waste Operations, as the "Business"); and

     WHEREAS, in anticipation of the BFI Merger, and to consolidate its medical waste operations, Seller intends to: (i) cause BFI to transfer to a newly-formed Delaware corporation which will be a wholly-owned subsidiary of BFI (the "Company"), the BFI Medical Waste Operations, and (ii) concurrently with the closing of the BFI Merger, transfer the Allied Medical Waste Operations to the Company (unless the context requires otherwise, all references in this Agreement to the Company assume the Company's ownership and operation of the Business at all relevant times); and

     WHEREAS, concurrently with the closing of the BFI Merger and the consolidation of the medical waste operations described in the preceding paragraph, Buyer desires to acquire from Seller its entire consolidated medical waste operations, including the Allied Medical Waste Operations and the BFI Medical Waste Operations obtained by Seller through the BFI Merger, through the purchase from Seller or its subsidiary nominee of all of the issued and outstanding shares of capital stock of the Company (the "Company Shares"), and Seller desires to sell the Company Shares to Buyer, all in accordance with the terms and conditions set forth in this Agreement; and

     WHEREAS, the respective Boards of Directors of Seller and Buyer have each approved the purchase and sale of the Company Shares on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, concurrently with the transactions contemplated by this Agreement, Seller is selling to Buyer all of BFI's medical waste operations in Canada (the "Canadian Medical Waste Operations") pursuant to an Asset Purchase Agreement between Seller and Buyer of even date herewith (the "Simultaneous Asset Transaction").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

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                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

     Section 1.1 DELIVERY OF COMPANY SHARES. On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, transfer, assign and deliver to Buyer certificates representing the Company Shares, duly endorsed or accompanied by appropriate stock transfer powers duly executed.

     Section 1.2 PURCHASE PRICE; PAYMENT. Subject to adjustment as provided in this Article 1, the total purchase price for the Company Shares will be US $436,000,000 (the "Purchase Price"). At the Closing, and concurrently with the delivery by Seller to Buyer of certificates representing the Company Shares, Buyer shall make payment of the Purchase Price by wire transfer of immediately available funds pursuant to the written directions of Seller.

     Section 1.3 ADJUSTMENT TO PURCHASE PRICE BASED ON AUDITED FINANCIAL STATEMENTS.

     (a) As soon as practical after the date of this Agreement, Buyer at its expense shall engage Arthur Andersen, LLP to prepare and audit the balance sheet (if able to be audited in accordance with generally accepted accounting principles ("GAAP"), otherwise a statement of assets and liabilities) of the BFI Medical Waste Operations in North America and Puerto Rico (collectively, the "Audited Operations") at September 30, 1998 and 1997, and at December 31, 1998 and March 31, 1999 and the statement of operations of the Audited Operations for the fiscal years ended September 30, 1998, 1997 and 1996, and for the three and six months ended December 31, 1998 and March 31, 1999 (the "Financial Statements"), and to render its report thereon. The Financial Statements will be prepared in accordance with GAAP applied on a consistent basis and the procedures set forth on EXHIBIT A hereto. Seller shall use its reasonable best efforts to provide Buyer and Arthur Andersen, LLP access to the books and records of the Audited Operations and BFI personnel to prepare the Financial Statements in accordance with the foregoing standards.

     (b) If the gross operating profit before depreciation and amortization ("GOPDA") for the six months ended March 31, 1999, as shown in the audit report rendered by Arthur Andersen, LLP or calculated by Arthur Andersen LLP from the Financial Statements, annualized (the "Annualized GOPDA"), is less $75,510,960, the Purchase Price will be adjusted downward by $5.71 for each $1.00 that the Annualized GOPDA is less than $75,510,960.

     Section 1.4 WORKING CAPITAL ADJUSTMENT.

     (a) On or before 60 days following the Closing Date, Buyer shall calculate and deliver to Seller a written statement (the "Settlement Statement") setting forth the amount of the working capital of the BFI Medical Waste Operations in North America and Puerto Rico and the Allied Medical Waste Operations (collectively, the "Medical Waste Operations") as of the Closing Date (the "Closing Date Working Capital"). "Closing Date Working Capital" shall mean the difference obtained by subtracting (i) the amount that would be reflected in accordance with GAAP as accounts payable of the Medical Waste Operations as of the Closing Date, from (ii) the amount that would be reflected in accordance with GAAP as accounts receivable of the Medical Waste Operations as of the Closing Date. The Settlement Statement shall be calculated by Buyer and certified in writing by the Chief Financial Officer of Buyer.

     (b) The Settlement Statement shall be final and binding on Seller unless within 30 days following its receipt of the Settlement Statement, Seller notifies Buyer in writing (a "Notice of Objection") that Seller does not accept as correct the amount of any calculation reflected in the Settlement Statement. If Seller timely delivers a Notice of Objection to Buyer, then Seller and Buyer shall respectively instruct Arthur Andersen, LLP and Ernst & Young, LLP to attempt to reach agreement as to each disputed calculation made in the Settlement Statement. If within ten days after the matter has been referred to such accounting firms they have not reached agreement as to all disputed calculations, then Arthur Andersen, LLP and Ernst & Young, LLP shall promptly designate a third accounting firm of internationally recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practical after

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such matter has been referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter will be final and binding on all parties.

     (c) If the Closing Date Working Capital is a positive number, then Buyer shall pay cash to Seller in an amount equal to the positive Closing Date Working Capital within five days after the Settlement Statement has been finally determined as provided in Section 1.4(b). If the Closing Date Working Capital is a negative number, then Seller shall pay cash to Buyer in an amount equal to the negative Closing Date Working Capital within five days after the Settlement Statement has been finally determined as provided in Section 1.4(b). Each of Seller and Buyer shall pay its own fees and expenses associated with the preparation of the Settlement Statement and any calculations made thereunder.

     Section 1.5 ADJUSTMENT TO PURCHASE PRICE FOR ACQUISITIONS AND DISPOSITIONS PENDING THE CLOSING. The Purchase Price shall be increased by an amount equal to the cash portion of the purchase price paid prior to the Closing Date for any businesses or assets acquired by the Company after the date hereof pursuant to
Section 6.1 of this Agreement, and reduced by an amount equal to the cash portion of the purchase price received prior to the Closing Date for any businesses or assets disposed of by the Company after the date hereof pursuant to Section 6.1 of this Agreement. Seller shall provide written notice to Buyer of any purchase or disposition giving rise to a Purchase Price adjustment, including the amount of the adjustment specified in reasonable detail.

                                   ARTICLE 2

                                    CLOSING

     Section 2.1 TIME AND PLACE OF CLOSING. Unless otherwise agreed to by the parties in writing, the closing of the transactions contemplated by this Agreement (the "Acquisition") shall take place concurrently with the closing of the BFI Merger and the Simultaneous Asset Transaction at the executive offices of Seller, 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 (the "Closing"). The date on which the Closing occurs is referred to as the "Closing Date." Notwithstanding the foregoing, without the prior consent of Buyer, which may be granted or withheld in Buyer's sole discretion, the Closing Date shall be not fewer than two months following delivery of the Financial Statements pursuant to Section 1.3(a) hereof so long as Buyer has not caused the delay by changing the scope of the audit set forth on EXHIBIT A or otherwise.

     Section 2.2 DELIVERIES BY SELLER AND BUYER. At the Closing, Buyer and Seller shall deliver to the other:

     (a) fully executed counterparts of the First Rights Agreement, in the form of EXHIBIT B hereto, wherein for a period of ten years following the Closing (i) Seller and its affiliates will have the first right to bid on the disposal of the residual, non-hazardous waste generated by the processing activities of the Allied Medical Waste Operations and the BFI Medical Waste Operations, (ii) Buyer and its affiliates will have the first right to bid with Seller and its affiliates on contracts that include both solid waste and medical waste, and
(iii) Seller and its affiliates will have the first right to bid with Buyer and its affiliates on contracts that include both medical waste and solid waste; and

     (b) fully executed counterparts of the Transition Agreement, in the form of EXHIBIT C hereto, wherein Seller will provide certain operational and administrative support and make certain facilities available to Buyer following the Closing.

     Section 2.3 DELIVERIES BY SELLER.  At the Closing, Seller shall deliver to
Buyer:

     (a) certificates representing the Company Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

     (b) the Closing Certificate required by Section 7.3(a) hereof; and

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     (c) such other documents as Buyer shall reasonably request.

     Section 2.3 DELIVERIES BY BUYER.  At the Closing, Buyer shall deliver to
Seller:

     (a) the Purchase Price;

     (b) the Closing Certificate required by Section 7.2(a) hereof; and

     (c) such other documents as Buyer shall reasonably request.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Buyer (the "Buyer Disclosure Schedule"), it being agreed that disclosure of any item on the Buyer Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Article if the relevance of such item is reasonably apparent from the face of the Buyer Disclosure Schedule:

     Section 3.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole (a "Buyer Material Adverse Effect") or prevent or materially delay the consummation of the Acquisition.

     Section 3.2 AUTHORITY, NON-CONTRAVENTION, APPROVALS.

     (a) Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation, the consummation of the financing of the Acquisition pursuant to the Financing Assurances defined in Section 3.3 (the "Financing"). This Agreement has been approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer, including without limitation the vote of Buyer's stockholders, are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except that the Financing may require approval of Buyer's stockholders. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and legally binding agreement of Buyer enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by Buyer and the consummation of the Acquisition and the transactions contemplated hereby, including without limitation the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, other than in the case of the Financing, result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under any of the terms, conditions or provisions of
(i) the certificates of incorporation or bylaws of Buyer or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment decree, order, injunction, writ, permit or license

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of any court or governmental authority applicable to Buyer or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Closing Date) the Buyer Required Statutory Approvals (as defined in Section 3.2(c)), or (iii) any note, bond, mortgage, indenture, deed of trust license, franchise, permit, concession, contract lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Buyer or any of its subsidiaries is now a party or by which Buyer or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject in the case of consummation, to obtaining (prior to the Closing Date) consents required from commercial lenders, lessors or other third parties as specified in Section 3.2(b) of the Buyer Disclosure Schedule. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Buyer Material Adverse Effect and would not prevent or materially delay the consummation of the Acquisition.

     (c) Except for (i) the filings by Buyer required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) any required filings with or approvals from authorities of Canada or any other foreign country or Puerto Rico in which Buyer or its subsidiaries or affiliates conduct (or by virtue of the Acquisition intend to conduct) any business or own (or by virtue of the Acquisition intend to own) any assets, and (iv) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Buyer Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, including without limitation, the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Buyer Material Adverse Effect and would not prevent or materially delay the consummation of the Acquisition.

     Section 3.3 FINANCING. Buyer has obtained preliminary assurances (the "Financing Assurances") from a nationally-recognized investment banking firm to the effect that such firm has high confidence that the debt and/or equity Financing necessary to consummate the Acquisition and to pay all associated costs and expenses (including any refinancing of indebtedness of Buyer required in connection therewith), will be available to Buyer on commercially reasonable terms for transactions like the Acquisition, and has provided true, accurate and complete copies of such Financing Assurances to Seller. Buyer shall use its reasonable best efforts to obtain the Financing described in the Financing Assurances.

     Section 3.4 BROKERS AND FINDERS. Except as disclosed in the Buyer Disclosure Schedule, Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Seller or the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated in this Agreement.

     Section 3.5 SEC DOCUMENTS. Buyer has filed all statements, reports, schedules, registration statements, definitive proxies and information statements with the SEC that Buyer was required to file with the SEC (the "Buyer SEC Documents") pursuant to the Securities Act and the Exchange Act. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.6 NO MATERIAL ADVERSE CHANGE. Since January 1, 1999, Buyer has conducted its business in

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the ordinary course and to Buyer's knowledge there has not been any Buyer
Material Adverse Effect.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of Seller (the "Seller Disclosure Schedule"), it being agreed that disclosure of any item on the Seller Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Article if the relevance of such item is reasonably apparent from the face of the Seller Disclosure Schedule:

     Section 4.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

     Section 4.2 ORGANIZATION AND QUALIFICATION OF THE COMPANY. As of the Closing Date, the Company will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the Business. The Company will be qualified to transact business and will be in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company (a "Company Material Adverse Effect"). True, accurate and complete copies of the Company's Certificate of Incorporation and bylaws, including all amendments thereto, will be delivered to Buyer. The Company will be formed for the sole purpose of obtaining ownership of the Business, and will at all times conduct its business consistent with such purpose.

     Section 4.3 CAPITALIZATION OF THE COMPANY.

     (a) The authorized equity securities of the Company will consist of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares will be issued and outstanding and constitute the Company Shares. The Company Shares will be validly issued and will be fully paid, nonassessable and free of preemptive rights.

     (b) As of the Closing Date there will be no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There will be no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company common stock or other capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There will be no outstanding stock appreciation rights or similar derivative securities or rights of the Company. There will be no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholder of the Company may vote. There will be no voting trusts, irrevocable proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

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     Section 4.4 AUTHORITY, NON-CONTRAVENTION, APPROVALS.

     (a) Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by Seller and the consummation of the Acquisition and the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Seller or the Company, or any of Seller's subsidiaries under any of the terms, conditions or provisions of
(i) the certificates of incorporation or bylaws of Seller, the Company or any of Seller's subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller, the Company or any of Seller's subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Closing Date) the Seller Required Statutory Approvals (as defined in Section 4.4(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Seller, the Company or any of Seller's subsidiaries is now a party or by which Seller, the Company or any of Seller's subsidiaries or any of their respective properties or assets may be bound or affected, subject in the case of consummation, to obtaining (prior to the Closing Date) consents required from commercial lenders, lessors or other third parties as specified in Section 4.2(b) of the Seller Disclosure Schedule. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Acquisition.

     (c) Except for (i) the filings by Seller required by the HSR Act, (ii) applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) any required filings with or approvals from authorities of Canada or any other foreign country or Puerto Rico in which Seller, the Company or Seller's subsidiaries or affiliates conduct any business or own any assets, and (iv) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Seller Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Acquisition.

     Section 4.5 BROKERS AND FINDERS. Neither Seller nor the Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

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                                   ARTICLE 5

       REPRESENTATIONS AND WARRANTIES OF SELLER TO BE MADE AS OF CLOSING

     Seller represents and warrants to Buyer that:

     Section 5.1 SUBSIDIARIES. The Company has no direct or indirect subsidiaries.

     Section 5.2  [Intentionally omitted].

     Section 5.3 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the March 31, 1999 balance sheet or statement of assets and liabilities, as the case may be (the "Balance Sheet"), to Seller's knowledge the Medical Waste Operations did not have at March 31, 1999, and have not incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Balance Sheet or reflected in the notes thereto or (ii) which were incurred after March 31, 1999 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the Closing Date, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of the Medical Waste Operations prepared in accordance with GAAP consistently applied. In any event, as of the Closing Date, the Company shall not have any liabilities or obligations other than: (i) current accounts payable; (ii) liabilities under real property, equipment and other operating leases entered into in the ordinary course of business on commercially reasonable terms, none of which is delinquent as of the Closing Date; (iii) liabilities (other than current accounts payable) for which adequate cash reserves have been provided; and (iv) liabilities for the unpaid balance of the purchase price of any business or assets acquired by the Company after the date hereof pursuant to Section 6.1 of this Agreement.

     Section 5.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. To Seller's knowledge, since March 31, 1999, there has not been any Company Material Adverse Effect.

     Section 5.5 LITIGATION. To Seller's knowledge, except as referred to in the BFI SEC Reports, there are no claims, suits, actions or proceedings pending or threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Company Material Adverse Effect. To Seller's knowledge, except as referred to in the BFI SEC Reports or as may have been entered into with Buyer's prior written consent in connection with Section 6.1, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect. "BFI SEC Reports" means the material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) filed by BFI with the SEC under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, as amended if applicable.

     Section 5.6 NO VIOLATION OF LAW. Except as disclosed in the BFI SEC Reports, to Seller's knowledge the Company is not in violation of and has not been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the BFI SEC Reports, as of the date of this Agreement to the knowledge of Seller, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Company Material Adverse Effect. To Seller's knowledge, the Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. To Seller's knowledge, the Company is not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Company Material Adverse Effect.

     Section 5.7 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the BFI SEC Reports, to Seller's knowledge, the Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under (a) the certificate of incorporation or bylaws of the Company, or (b) any Contract to which the Company is a party or by which it is bound or to which its property is subject other than, in the case of clause (b) of this Section 5.7, breaches, violations and defaults which would not reasonably be expected to have a Company Material Adverse Effect.

     Section 5.8 TAXES.

     (a) To Seller's knowledge, the Company has (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Financial Statements all Taxes required to be paid, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. To Seller's knowledge, the liabilities and reserves for Taxes reflected in the Balance Sheet to cover all Taxes for all periods ending at or prior to the date of the Balance Sheet have been determined in accordance with generally accepted accounting principles, and to Seller's knowledge there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. To Seller's knowledge, there are no material liens for Taxes upon any property or asset of the Company, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. To Seller's knowledge, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company which would reasonably be expected to have a Company Material Adverse Effect. To Seller's knowledge, the Company has not agreed to an extension of time with respect to a material Tax deficiency other than extensions which are no longer in effect. To Seller's knowledge, the Company is not a party to any agreement providing for the allocation or sharing of material Taxes with any entity that is not directly or indirectly a parent or sister entity of the Company other than agreements the consequences of which are fully and adequately reserved for in the Financial Statements.

     (b) To Seller's knowledge, the Company is not, and will not be as of the Closing Date, a United States Real Property Holding Corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the "Code"), assuming for this purpose that the date hereof and the Closing Date constitute "determination dates" within the meaning of Treas. Reg. Section 1.897-2(c).

     (c) To Seller's knowledge, the Company has withheld or collected and has paid over to the appropriate governmental entities (or is properly holding for such payment) all material Taxes required to be collected or withheld.

     (d) For purposes of this Agreement "Tax" (including, with correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment disability, transfer, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (e) Seller will indemnify Buyer for any Taxes allocable to periods ended prior to the Closing Date and any Taxes imposed on the Company post-Closing due to the Company's inclusion prior to the Closing as a member of a controlled group of corporations for Tax purposes of which BFI or Seller, or a subsidiary of either of them, was the parent corporation.

     Section 5.9 EMPLOYEE BENEFIT PLANS, ERISA.

     (a) To Seller's knowledge, except in its capacity as an adopting or participating employer with respect to any "BFI Plans" (defined below) or as disclosed in the BFI SEC Reports, at the date hereof, the Company does not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices, including severance plans or policies and employee benefit plans within the meaning set forth in Section 3(3) of (the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code) (such plans, programs, arrangements or practices of BFI being referred to as the "BFI Plans"). To Seller's knowledge, the Company does not maintain or have any material liability with respect to any Multiple Employer Plan or contribute to or is obligated to contribute to any Multi-employer Plan. To Seller's knowledge, the Company does not have any obligation to create or contribute to any additional, material plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the BFI Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as disclosed in the BFI SEC Reports, to Seller's knowledge, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the BFI Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) except for premiums due, there is no outstanding liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the BFI Plans, which would reasonably be expected to have a Company Material Adverse Effect, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the BFI Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the BFI Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the BFI Plans ended prior to the date of this Agreement, (v) with respect to BFI Plans subject to Title IV of ERISA, there has been no material change in the funded status of such plans from the status set forth most recently in the BFI SEC Reports, (vi) each of the BFI Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected to have a Company Material Adverse Effect, (vii) each of the BFI Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such BFI Plans, and the period for making any such necessary retroactive amendments has not expired,
(viii) with respect to Multi-employer Plans, the Company has not made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under such Sections 4203, 4204 and 4205, (ix) there are no pending, threatened or anticipated claims involving any of the BFI Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected to have a Company Material Adverse Effect, (x) except for premiums due, the Company has no current liability under Title IV of ERISA, and the Company does not reasonably anticipate that any such liability will be asserted against the Company, except for liabilities or anticipated liabilities which would not reasonably be expected to have a Company Material Adverse Effect, and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company
Plan that has resulted or could result in any liability (direct or indirect) of the Company or any subsidiary under Sections 409 or 502(c)(1) or (1) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities or anticipated liabilities which would not reasonably be expected to have a Company Material Adverse Effect.

     (c) To Seller's knowledge, the BFI SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" provisions and all severance agreements with executive officers of the Company.

     (d) To Seller's knowledge, there are no agreements which will or would be reasonably expected to provide payments by the Company to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

Section 5.10 LABOR CONTROVERSIES. To Seller's knowledge, except as disclosed in the BFI SEC Reports, (a) there are no significant controversies pending or threatened between the Company and any representatives (including unions) of any of its employees, and (b) there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company, except for such controversies and organizational efforts which would not reasonably be expected to have a Company Material Adverse Effect.

     Section 5.11 ENVIRONMENTAL MATTERS.

     (a) To Seller's knowledge, except as disclosed in the BFI SEC Reports, (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted, (ii) none of the properties owned by the Company contains any Hazardous Substance as a result of any activity of the Company in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1997, neither the Company nor BFI nor Allied nor any affiliate of BFI or Allied has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Business may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business,
(iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or the Business relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or the Business as a result of any activity of the Company during the time such properties were owned, leased or operated by the Company or the Business, and (vi) neither the Company nor any of its properties or properties of the Business are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not reasonably be expected to have a Company Material Adverse Effect.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Closing Date. The term "Environ-mental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section 5.12 NON-COMPETITION AGREEMENTS. To Seller's knowledge, except as disclosed in the BFI SEC Reports, the Company is not a party to any agreement which (i) purports to restrict or prohibit in any material respect it from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, marketing or disposal of regulated medical waste, or (ii) would restrict or prohibit Buyer or any subsidiary of the Buyer from engaging in such business to the extent that such restriction or prohibition could reasonably be expected to have a Company Material Adverse Affect.

     Section 5.13 TITLE TO ASSETS. On or prior to the Closing Date, all of the BFI Medical Waste Operations will be transferred to the Company, and immediately prior to the Closing, all of the Allied Medical Waste Operations will be transferred to the Company; provided that Seller may at is option transfer the BFI Medical Waste Operations in Puerto Rico either directly to Buyer at the Closing or to a different BFI subsidiary the stock of which will be sold to Buyer at the Closing at no additional expense to Buyer (and in such event Buyer and Seller shall execute such additional purchase agreements to accomplish the foregoing on terms substantially identical in form and substance to this Agreement). To Seller's knowledge, the Company has or will have good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of the Balance Sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the BFI SEC Reports, and except for such matters which would not reasonably be expected to have a Company Material Adverse Effect. To Seller's knowledge, all leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE 6
                                   COVENANTS

     Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE ACQUISITION. Except as otherwise contemplated by this Agreement or disclosed in Schedule 6.1, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Buyer shall otherwise agree in writing, Seller shall cause the Allied Medical Waste Operations to, and shall use its reasonable efforts to cause BFI to cause the BFI Medical Waste Operations to:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) not (i) amend or propose to amend its certificate of incorporation or bylaws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to BFI or a wholly-owned subsidiary of BFI;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

     (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of the Company or borrowings under the credit facilities to be entered into substantially on the terms set forth in Schedule
6.1 as such facilities may be amended in a manner that does not have a material adverse effect on the Company (the "Existing Credit Facilities") up to the existing borrowing limit on the date hereof, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Buyer, or (C) borrowings in connection with acquisitions as set forth in the proviso in this
Section 6.1(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso in this Section 6.1(d), (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Schedule 6.1, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets consented to in writing by Buyer (which consent shall not be unreasonably withheld) or for which consent is not denied within 24 hours after Seller notifies Buyer (such notice to be delivered during business hours on a business day) in writing that it desires to effect such sale or disposition, (D) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) of less than $100,000 in each such case, and (E) sales or dispositions of businesses or assets as may be required by applicable law, or (v) except as contemplated by the following proviso, enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however that notwithstanding the foregoing, the Company shall not be prohibited from acquiring the businesses or assets described in Schedule 6.1;

     (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with the Company other than as expressly permitted by the terms of this Agreement;

     (f) subject to restrictions imposed by applicable law, confer with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations;

     (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons, except pursuant to (i) applicable law, (ii) previously existing contractual arrangements or policies disclosed pursuant to this Agreement or (iii) employment agreements entered into with a person who is hired by the Company to replace an employee who is terminated or voluntarily resigns and who, at the time of termination, was party to an employment agreement with the Company, provided that such new employment agreement shall be on terms (including salary and benefits) comparable in all material respects to the contract covering the terminated employee and shall not contain a change of control provision and shall not be for a term of more than one year or provide for severance pay or benefits (other than base salary and benefits payable if such contract had not been terminated prior to the expiration of its term);

     (h) not increase the salary or monetary compensation of any person except for increases consistent with past practice or except pursuant to applicable law or previously existing contractual arrangements;

     (i) not adopt, enter into or amend to increase benefits or obligations any pension or retirement plan, trust or fund and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as required to comply with changes in applicable law, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof, or (iii) as required pursuant to an existing contractual arrangement or agreement;

     (j) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) as included in, or consistent with, BFI's Annual Budget for fiscal 1999, (ii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Buyer), (iii) for repairs and maintenance in the ordinary course of business consistent with past practice, or (iv) as expressly permitted by paragraph (d) of this Section 6.1;

     (k) not enter into any contract or commitment (i) providing for the provision of services (including, but not limited to, medical waste disposal) by the Company that has a term of more than three years and which is reasonably expected to generate more than $15 million in revenues over its term or (ii) providing for the purchase of services by the Company that has a term of more than one year and which is reasonably expected to involve payments of more than $1 million over its term; and

     (l) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company to pay Taxes in the future.

     Section 6.2 CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Buyer or Seller, directly or indirectly, rights to control or direct the Company's operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 6.3 ACCESS TO INFORMATION.

     (a) Subject to applicable law, Seller shall afford to Buyer and its accountants, counsel, financial advisors, sources of financing and other representatives (the "Buyer Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) relating to the Allied Medical Waste Operations and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or filed by it with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning the Allied Medical Waste Operations and the related properties and personnel as Buyer shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of Seller's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Allied Medical Waste Operations by Buyer and the Buyer Representatives; provided, however, that no investigation pursuant to this Section 6.3(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Acquisition.

     (b) Subject to applicable law, the Company shall use reasonable efforts to cause BFI to afford to Buyer and the Buyer Representatives reasonable access during normal business hours with reasonable notice throughout the period prior to the Closing Date to all of the Company's properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, to furnish promptly (i) a copy of each report, schedule and other document filed or received by BFI pursuant to the requirements of federal or state securities laws or filed by BFI with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning the BFI Medical Waste Operations and the related properties and personnel as Buyer shall reasonably request, and will use reasonable efforts to cause BFI to obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of BFI Medical Waste Operations by Buyer and the Buyer Representatives; provided, however, that no investigation pursuant to this Section 6.3(b) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Acquisition.

     (c) All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement among Buyer, Seller and BFI (the "Confidentiality Agreement"), provided that (i) Buyer and Seller may disclose such information as may be necessary in connection with seeking the Buyer Required Statutory Approvals and the Seller Required Statutory Approvals, and
(ii) each of Buyer and Seller may disclose any information that it is required by law or judicial or administrative order to disclose. Notwithstanding the foregoing, Seller shall not be required to provide any information which it reasonably believes it may not provide to Buyer by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which Seller is required to keep confidential by reason of contract, agreement or understanding with third parties.

     Section 6.4 NOTICES OF CERTAIN EVENTS.

     (a) Seller shall promptly as reasonably practicable after executive officers of Seller acquire knowledge thereof, notify Buyer of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract, permit or authorization to which the Company is a party or of which the Company is the holder or a beneficiary or the failure of which to obtain would prevent or materially delay consummation of the Acquisition; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.6 or 5.7 or which relate to the consummation of the transactions contemplated by this Agreement.

     (b) Buyer shall promptly as reasonably practicable after executive officers of Buyer acquire knowledge thereof, notify Seller of (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Buyer or its subsidiaries are a party or the failure of which to obtain would prevent or materially delay the Acquisition, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, against Buyer, which relate to consummation of the transactions contemplated by this Agreement.

     (c) Seller and Buyer each agree to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Closing Date unless such failure or occurrence would not have a Company Material Adverse Effect, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.4(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.5 EMPLOYEE BENEFITS.

     (a) Although the Company will be an adopting or participating employer with respect to the BFI Plans, the Company will cease to be an adopting or participating employer with respect to the BFI Plans immediately prior to the time of Closing of the Acquisition.

     (b) Buyer acknowledges that for purposes of the BFI Plans, the consummation of the Acquisition will constitute a "Change in Control" of the Company.

     (c) Buyer currently intends to provide for a period of at least one year following the Closing Date, employee benefits and incentive compensation to active employees of the Company employed as of the Closing Date who are not covered by any collective bargaining agreement ("Company Employees") that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer and its subsidiaries (excluding, however, severance payments for employees covered by paragraph (d) hereof).

     (d) Buyer agrees to provide Company Employees who do not have employment agreements and who would not otherwise receive severance pay upon termination of employment greater than the severance pay provided under this Section 6.5(d) with severance benefits if such employee's employment is involuntarily terminated without cause (including termination of employment by reason of "Constructive Discharge" which, for purposes of this Agreement, means a reduction of base salary or wages or forced relocation of more than 30 miles) during the period commencing upon the Closing Date and ending 12 months after the Closing Date. The Company may, with the prior consent of Buyer (which consent shall not be unreasonably withheld), establish such severance plan prior to the Closing Date. The plan to be established pursuant to this Section 6.5(d) shall provide that an eligible Company Employee shall receive severance pay equal to two weeks of weekly base salary or wages (as in effect immediately prior to termination) for each whole year of service with the Company, with a minimum amount of severance pay equal to one week of weekly base salary or wages (so long as such Company Employee has at least six months of service as of the date of termination) and a maximum amount of severance pay equal to 52 weeks of weekly base salary or wages. Severance pay to a Company Employee (i) shall be net of withholding taxes, (ii) shall not be included as compensation in any other employee benefit plan or program unless required by such plan or program,
(iii) shall be payable only upon execution by the Company Employee of a general release in the favor of Buyer, the Company, and Buyer's subsidiaries, and (iv) subject to clause (iii), shall be paid reasonably promptly after a qualifying termination of employment. Any severance pay to which a Company Employee is entitled hereunder shall be reduced by the severance pay such Company Employee receives from any other source.

     (e) Buyer and Seller each hereby acknowledge and agree that (i) at the Closing Date, each of the executives listed in Schedule 6.5(e) (which shall not include executives who are currently based at BFI's headquarters in Houston, Texas or at any of BFI's area business offices) will be deemed to have terminated his or her employment with the Company under circumstances which entitle such executive to the severance pay required by the contracts listed in
Schedule 6.5(e); (ii) each such executive will become entitled to receive the severance pay (and other payments) required by such contracts upon a termination of employment following a "change of control" at the Closing Date; and (iii) any severance pay to which such executives are entitled shall be paid at the Closing Date or as soon as practicable after the Closing Date. Seller shall, prior to the Closing Date, use its reasonable efforts to cause BFI or the Company to take all action necessary such that each executive to whom this Section 6.5(e) applies shall be deemed to have consented to the payment of severance pay in accordance with this Section 6.5(e), notwithstanding any provision to the contrary in such contracts. The executives listed in Schedule 6.5(e) shall receive the coverage set forth in Section 6.5(f), subject to applicable law and to the extent permitted by applicable insurance policies.

     (f) Buyer shall use reasonable efforts to cause any Company Employee (i) whose employment is involuntarily terminated without cause (including by reason of Constructive Discharge) during the 12 months following the Closing Date and
(ii) who is age 50 or older on the date of termination to be provided with continued medical, dental and vision coverage for such Company Employee and his or her dependents from the date of termination until age 65 at such Company Employee's expense; provided, however, that the obligation of Buyer set forth in this Section 6.5(f) (x) shall cease if the Company Employee becomes eligible for coverage under any other employee benefit plan providing substantially similar benefits and (y) shall in any event be subject to applicable law. Coverage required by this Section 6.5(f) shall commence upon termination of the coverage required by Section 6.5(g).

     (g) Subject to applicable law and to the extent permitted by applicable insurance policies, Buyer shall cause any Company Employee whose employment is involuntarily terminated without cause (including by reason of Constructive Discharge) during the 12 months following the Closing Date to be provided with health insurance coverage at no cost to such Company Employee equal to the number of weeks based on the calculation of severance pay in Section 6.5(d) hereof, up to a maximum of 52 weeks. To the extent permitted by applicable existing insurance policies of Buyer, the COBRA continuation coverage period shall commence thereafter with coverage at Company Employee's cost.

     (h) For purposes of all employee benefit plans maintained by or contributed to by Buyer or its subsidiaries in which Company Employees participate, Buyer shall cause each such plan to treat the prior service with the Company or BFI of each Company Employee as service rendered to Buyer or its subsidiaries, as the case may be, for purposes of eligibility to participate, vesting, benefit accrual and levels of benefits under such plans; provided, that the foregoing shall not apply to the extent that its application would result in duplication of accrual of benefits or to newly established plans and programs for which prior service of Buyer employees is not taken into account.

     (i) Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefits plans that such Company Employees may be eligible to participate in after the Closing Date, whether pursuant to the provisions of this Section 6.5 or otherwise, except to the extent that any Company Employees were subject to such preexisting conditions, exclusions and waiting periods under the Company plans, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date (in the calendar year of the Closing
Date) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

     Section 6.6 MEETING OF BUYER'S STOCKHOLDERS. If necessary or required in connection with the Financing, Buyer shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Buyer's stockholders (the "Stockholders' Meeting") to act on this Agreement or the Financing, as the case may be. The Board of Directors of Buyer shall, subject to its fiduciary duties, recommend that Buyer's stockholders vote to approve the matters contemplated by the Financing or this Agreement, and use its reasonable best efforts to solicit from its stockholders proxies in favor of such actions and to take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by Delaware Law to effect the Financing and the Acquisition.

     Section 6.7 PROXY STATEMENT. If and to the extent a Stockholders' Meeting is required pursuant to Section 6.6, as promptly as practicable after execution of this Agreement, Buyer shall prepare a Proxy Statement file it with the SEC under the Exchange Act and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Seller shall, and shall use reasonable efforts to cause the Company to, cooperate with Buyer in the preparation of the Proxy Statement, and Buyer shall notify Seller of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Seller promptly copies of all correspondence between Buyer or any representative of Buyer and the SEC. Buyer shall give Seller and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Seller and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Buyer and Seller each agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Buyer shall mail the Proxy Statement to its stockholders. Prior to the date of approval of the Acquisition or the Financing by Buyer's stockholders, each of Buyer and Seller shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and Buyer shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of Buyer, in each case to the extent required by applicable law.

     Section 6.8 PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the New York Stock Exchange or the Nasdaq Stock Market, will not issue any such press release or make any such public statement prior to such consultation.

     Section 6.9 EXPENSES AND FEES.

     (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) Seller agrees to pay to Buyer a fee equal to $5 million if Buyer terminates this Agreement pursuant to Section 8.1(iv) on account of a breach by Seller of any representation, warranty, covenant or agreement of Seller set forth herein or in the Asset Purchase Agreement for the Simultaneous Asset Transaction, provided that at the time it terminated this Agreement Buyer was not then in default hereunder or under the Asset Purchase Agreement for the Simultaneous Asset Transaction.

     (c) Buyer shall pay to Seller a fee equal to $5 million if Seller terminates this Agreement pursuant to Section 8.1(iv) on account of a breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth herein or in the Asset Purchase Agreement for the Simultaneous Asset Transaction, provided that at the time it terminated this Agreement Seller was not then in default hereunder or under the Asset Purchase Agreement for the Simultaneous Asset Transaction.

     Section 6.10 AGREEMENT TO COOPERATE.

     (a) Subject to the terms and conditions of this Agreement, including
Section 6.3, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Buyer and the Company, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Acquisition (and, in such case, to proceed with the Acquisition as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of Seller and Buyer, neither of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Buyer, (x) the incurrence of material debt financing, other than the Financing in connection with the Acquisition and related transactions and other than debt financing incurred in the ordinary course of business, and (y) the acquisition of businesses or assets) which would reasonably be expected to materially delay or prevent consummation of the Acquisition. Buyer shall use its reasonable best efforts to cause the satisfaction of any conditions to the receipt of funds arising from or related to the Financing Assurances.

     (b) Without limitation of the foregoing, each of Buyer and Seller undertakes and agrees to file as soon as practicable, and in any event prior to 15 days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of Buyer and Seller shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto. Buyer shall use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the Acquisition so as to enable the Closing Date to occur prior to September 15, 1999 (the "Outside Date"). Without limiting the foregoing, Buyer shall agree to negotiate the sale, divestiture or disposition of such assets or businesses of Buyer or, effective as of the Closing Date, the Company, or any of Buyer's subsidiaries, or agree to negotiate limits on its freedom of action with respect to any of the businesses, services or assets of Buyer, the Company or any of Buyer's subsidiaries, as reasonably may be required to avoid delaying the Closing Date beyond the Outside Date. At the request of Buyer, Seller shall use its reasonable efforts to cause the Company to agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company, provided that any such action may be conditioned upon the consummation of the Acquisition and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority respect of any filings, investigation or inquiry concerning this Agreement or the Acquisition unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Acquisition. If Buyer shall have complied with all of its obligations under this
Section 6.10, but there is no action that Buyer or Seller can undertake or offer to undertake that would eliminate the impediment asserted by the FTC, Antitrust Division, or State Attorney General or other order in any suit or proceeding, in order for the Closing Date to occur prior to the applicable date specified in
Section 8.1(ii), assuming all conditions other than those relating to such impediment or order have been satisfied or waived, then Buyer shall not be deemed to have breached its obligations under this Section 6.10.

     (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, Buyer shall have the right, at its own expense, to participate therein, and Seller will not settle any such litigation without the consent of Buyer, which consent will not be unreasonably withheld.

     (d) In connection with the consummation of the Financing contemplated by the Financing Assurances, at the reasonable request of Buyer, Seller (i) agrees to enter into such agreements, to use reasonable best efforts to deliver such officers' certificates and opinions as are customary in financing of this type and as are, in the good faith determination of the persons executing such officers' certificates or opinions, accurate and (ii) will provide to the lenders who have issued financing commitments to Buyer for the Acquisition financial and other information in Seller's possession with respect to the Acquisition, use reasonable efforts to make the Company's senior officers available to assist such lenders, and otherwise cooperate in connection with the consummation of the Financing.

     (e) Buyer shall provide Seller any certificates from Buyer relating to the solvency and adequate capitalization of Buyer and Buyer's ability to pay its debts that are given to any banks, other lenders in connection with the Financing or the independent evaluation firm as may be reasonably requested by Seller. Any such certificate, opinion or other statement will be provided to Seller at the time it is provided to such banks or other lenders.

     (f) At Buyer's request, Seller shall, at no additional expense to Seller, cause the BFI Medical Waste Assets to be transferred to two or more entities, including the Company, in which event all references in this Agreement to the "Company" shall include all such entities that hold the BFI Medical Waste Assets.

     (g) From and after the Closing Date, Seller will cooperate with Buyer in taking such actions as may be necessary to fully vest in the Company or in Buyer title to the assets that comprise the Business.

     Section 6.11 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

     (a) The indemnification provisions of the certificate of incorporation and bylaws of the Company as in effect at the Closing Date shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing Date were directors, officers, employees or agents of the Company. Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms each of the covenants contained in this
Section 6.11 without limit as to time.

     (b) Without limiting Section 6.11(a), after the Closing Date, each of Buyer and the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Closing Date (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) and the Acquisition and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened claim, action, suit proceeding or investigation (whether arising before or after the Closing Date), (i) the Company or Buyer, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Buyer, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) Buyer and the Company will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Delaware Law and Buyer's or the Company's respective certificate of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Buyer or the Company, as the case may be, and the Indemnified Party; provided, however, that neither Buyer nor the Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided further, that if Buyer or the Company advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Buyer or the Company, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) In the event the Company or Buyer or any of their successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or Buyer shall assume the obligations of the Company or the Buyer, as the case may be, set forth in this Section 6.11.

     (d) Buyer shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.11.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the Delaware Law or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Acquisition and expressly are intended to benefit each of the Indemnified Parties.

     Section 6.12 SECTION 338(H)(10) ELECTION. Seller and Buyer each agree to make timely Section 338(h)(10) elections pursuant to Regulation 1.338(h)(10)-1(d) with respect to the acquisition of the Company Shares on Form 8023 and in accordance with the instructions to such Form. Seller agrees to report on its tax return the deemed sale gain resulting from such election in accordance with Code Section 338 and Regulation 1.338(h)(10)-1(e). Buyer shall submit to Seller for its review and approval a proposed valuation of the assets of the Company deemed to have been sold at least 120 days prior to the due date for the filing of any tax return reporting such deemed sale gain. The parties agree to negotiate in good faith such valuation. Buyer shall pay to Seller at the Closing an amount equal to the net increase in state income taxes payable by Seller by reason of the Section 338(h)(10) election or the transfers described in the recitals to this Agreement, as jointly determined for the parties by Arthur Andersen, LLP (for Seller) and Ernst & Young, LLP (for Buyer).

     Section 6.13 OTHER FINANCIAL STATEMENTS. Through the Closing Date, Seller shall use its reasonable best efforts to cause BFI to provide to Buyer, within 45 days following the end of each calendar quarter, beginning with the quarter ended June 30, 1999, an unaudited balance sheet and statement of operations at the end of the quarter and for the three month and fiscal year-to-date period then ended. If the Closing Date extends beyond September 30, 1999, then Seller will use its reasonable best efforts to cause BFI to assist and cooperate with Buyer in the engagement of Arthur Andersen, LLP to perform a year-end audit of the balance sheet of the BFI Medical Waste Operations in North America and Puerto Rico at September 30, 1999 and the statement of operations for the fiscal year then ended.

     Section 6.14 COVENANT NOT TO COMPETE. Seller agrees that for a period of five years from and after the Closing Date, Seller shall not directly or indirectly engage in any business involving the collection, interim storage, transfer, recovery, processing, treatment or disposal of regulated medical waste, or the marketing of regulated medical waste services, within the following geographical areas: (i) in the case of collection, interim storage or transfer of regulated medical waste or the marketing of regulated medical waste services, anywhere within a radius of 50 miles of any customer of the Company or Buyer as of the Closing Date; and (ii) in the case of recovery, processing, treatment or disposal of regulated medical waste, anywhere within a radius of 350 miles of any treatment or disposal facility or transfer station of the Company or Buyer as of the Closing Date. Notwithstanding the foregoing, Seller shall not be prohibited from acquiring any solid waste or other business (which is not primarily a medical waste business) or assets that include a medical waste operation, provided that during the five year term of the covenant not to compete, if Seller determines to divest any such medical waste operations, Seller offers to Buyer the first right to acquire the same on generally the same terms and under the same time parameters as established in the First Rights Agreement.

     Section 6.15 CONDUCT OF BUSINESS BY BUYER PENDING THE ACQUISITION. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, Buyer shall conduct its business in the ordinary course consistent with past practice.

     Section 6.16 CLOSING OF BFI MERGER. Seller will use its best efforts, subject to the provisions of the Merger Agreement, to cause the BFI Merger to close as provided in the Merger Agreement.

     Section 6.17 LANDFILL DISPOSAL PRICES. For a period of one year following the Closing Date, Seller will honor the disposal rate currently charged by BFI to the BFI Medical Waste Operations for residual waste disposed of at BFI landfills.

     Section 6.18 SHARED ASSETS. Buyer acknowledges that certain of the assets included within the Business are currently utilized by BFI in the BFI Medical Waste Operations and other BFI operations. From the date hereof through the Closing Date, Seller and Buyer shall identify the mixed-use assets and negotiate in good faith how those assets will be allocated after the Closing Date. In this regard, Seller and Buyer agree that (i) mixed use office space will be retained by Seller; (ii) mixed use equipment will be retained by Seller or transferred to the Company based on where such equipment is predominantly used; and (iii) other mixed-use assets will be subject to good faith negotiations.

     Section 6.19 LIABILITIES. For a period of five years following the Closing Date, Seller shall retain all liabilities of the Company relating to the Business and its assets that relate to or arise out of occurrences prior the Closing Date, except for (i) closure/post-closure obligations and (ii) the liabilities described in the second sentence of Section 5.3. Buyer shall be responsible for all liabilities of the Company relating to the Business and its assets that relate to or arise out of occurrences from and after the Closing Date, and (i) all closure/post-closure obligations, (ii) the liabilities described in the second sentence of Section 5.3, and (iii) beginning on the fifth anniversary of the Closing Date, all liabilities of the Company relating to the Business that relate to or arise out of occurrences prior to the Closing Date.

     Section 6.20 PAYROLL TAX RETURNS. Seller and Buyer shall cooperate in exploring whether to cause BFI to cause the Company to file federal and state payroll tax returns on the basis that the Company is the successor employer in respect of the Business (as contemplated by Revenue Procedure 84-77), provided that there would be no additional cost to Seller, BFI or the Company to do so.

                                   ARTICLE 7

                         CONDITIONS TO THE ACQUISITION

     Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Seller and Buyer to consummate the Acquisition are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable domestic (whether federal, state or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Acquisition or the Financing illegal or shall otherwise restrain or prohibit the consummation of the Acquisition or the Financing (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted), except for any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect (after giving effect to the Acquisition), (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine), or (iii) result in Buyer or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of Buyer's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) could reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Acquisition);

     (b) the waiting period applicable to consummation of the Acquisition and the Financing under the HSR Act shall have expired or been terminated;

     (c) the BFI Merger shall have been declared effective; and

     (d) the Simultaneous Asset Transaction shall be prepared to close.

     Section 7.2 CONDITIONS TO OBLIGATION OF SELLER TO EFFECT THE ACQUISITION. Unless waived by Seller, the obligation of Seller to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Buyer shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Buyer Material Adverse Effect, and Seller shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Seller to that effect;

     (b) Buyer shall have delivered a certificate to Seller, in form and substance reasonably satisfactory to Seller, to the effect that, at the Closing Date, after giving effect to the Acquisition and the transactions contemplated hereby, including without limitation, the Financing, Buyer and its subsidiaries, taken as a whole, will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured; and

     (c) Seller shall have received a solvency letter in form and substance reasonably satisfactory to Seller.

     Section 7.3 CONDITIONS TO OBLIGATIONS OF BUYER TO EFFECT THE ACQUISITION. Unless waived by Buyer, the obligations of Buyer to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

     (a) Seller shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, and Buyer shall have received a Certificate of the Chief Executive Officer, the President or a Vice President of Seller to that effect;

     (b) all Buyer Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Acquisition under applicable law shall have been obtained, except for any such Buyer Statutory Approvals or Company Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Buyer Material Adverse Effect (after giving effect to the Acquisition), (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine), or (iii) result in Buyer or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of Buyer's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) could reasonably be expected to have a Buyer Material Adverse Effect (after giving effect to the Acquisition);

     (c) all consents, approvals or authorizations required to be obtained pursuant to any Contract or permit to which the Company is a party or of which the Company is a beneficiary in order to avoid a Company Material Adverse Effect (after giving effect to the Acquisition) shall have been obtained; and

     (d) Buyer shall have received Financing for the Acquisition on commercially reasonable terms for transactions like the Acquisition consistent with the Financing Assurances.

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


                                   ARTICLE 8

                                  TERMINATION

     Section 8.1 TERMINATION. This Agreement maybe terminated and the Acquisition may be abandoned at any time prior to the Closing Date:

     (i) by mutual written consent of Seller and Buyer;

     (ii) by either Seller or Buyer, if the Acquisition has not been consummated by September 15, 1999 (or such later date as may be agreed to by Seller and BFI pursuant to the Merger Agreement), provided that (x) if the Financial Statements have not been delivered at least two months prior to such date and Buyer did not cause the delay by changing the scope of the audit set forth on EXHIBIT A or otherwise, such date shall automatically be extended to a date that is two months following the date of delivery of the Financial Statements, and (y) such date shall automatically be extended until December 31, 1999 (or such later date as may be agreed to by Seller and BFI pursuant to the Merger Agreement) if, on September 15, 1999 (or such later date as may be agreed to by Seller and BFI pursuant to the Merger Agreement), the waiting period under the HSR Act has not expired or been terminated or any injunction, order or decree shall prohibit or restrain consummation of the Acquisition; and provided further, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Acquisition by such date;

     (iii) by either Seller or Buyer if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall prohibit the consummation of the Acquisition, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

     (iv) by either Seller or Buyer, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement or in the Asset Purchase Agreement for the Simultaneous Asset Transaction which would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Acquisition beyond the date specified in Section 8.1(ii), and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement or in the Asset Purchase Agreement for the Simultaneous Asset Transaction on the part of the other party, which would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Acquisition beyond the date specified in Section 8.1(ii), and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

     (v) by Seller, if a Buyer Stockholder Meeting is required and the Board of Directors of Buyer shall have failed to recommend, or shall have withdrawn, modified or amended in any material respects its approval or recommendation of the Acquisition or the Financing or shall have resolved to do any of the foregoing;

     (vi) by Buyer or Seller if a Buyer Stockholder Meeting is required and the stockholders of Buyer fail to approve the Acquisition or the Financing at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof; or

     (vii) by Buyer or Seller if the Acquisition has not been consummated by January 1, 2000; provided that the right to terminate this Agreement under this clause (vii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Acquisition by such date.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of Buyer or Seller or their respective officers or directors (except as set forth in this Section 9.1, and in Sections 6.3(c), 6.9 and 9.5, all of which shall survive the termination). Nothing in this
Section 9.1 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that the payment of the fees contemplated by Section 6.9(b) or
(c) shall relieve the paying party from all liability on account of its breach of this Agreement.

     Section 9.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  Except for
(i) the First Rights Agreement and the Transition Agreement, (ii) the representations and warranties in Section 5.8(e) (which shall survive until 30 days following the expiration of each applicable Tax statute of limitations) and (iii) the representations and warranties in the second sentence of
Section 5.3 and in Section 5.13 (which each shall survive until the fifth anniversary of the Closing Date), no representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acquisition, and after effectiveness of the Acquisition neither Seller nor Buyer nor their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Article 9 and Sections 6.5, 6.11, 6.14, 6.17, 6.18 and 6.19.

     Section 9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Seller, to:

          Allied Waste Industries, Inc.
          15880 Greenway-Hayden Loop, Suite 100
          Scottsdale, AZ 85260
          Attention:    Steven M. Helm, Esq.
                        Vice President, Legal
          Facsimile:    (602) 627-2703

          with copies to:

          Fennemore Craig, P.C.
          3003 North Central Avenue, Suite 2600
          Phoenix, Arizona 85012
          Attention:     Karen C. McConnell, Esq.
          Facsimile:    (602) 916-5507

          If to Buyer, to:

          Stericycle, Inc.
          28161 N. Keith Drive
          Lake Forrest, Illinois 60045
          Attention:    Mark C. Miller, President and CEO
          Facsimile:    (847) 367-9462

          with a copy to:

          Johnson and Colmar
          300 South Wacker Drive, Suite 1000
          Chicago, Illinois 60606
          Attention:     Craig P. Colmar, Esq.
          Facsimile:     (312) 922-9283


     Section 9.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of Seller or Buyer, as the case may be, and
(iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

     Section 9.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE THE COURTS LOCATED IN THE STATE OF DELAWARE AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO THE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE.

     Section 9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.7 AMENDMENTS, NO WAIVERS.

     (a) Any provision of this Agreement maybe amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by Seller and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.11, which are intended for the benefit of the Company's former and present officers, directors, employees and agents and the provisions of Section 6.5, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein.

     Section 9.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or un-enforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     Section 9.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                         STERICYCLE, INC.


                         By: /s/ Mark C. Miller
                            ------------------------------------------------
                             Title:  President


                         ALLIED WASTE INDUSTRIES, INC.


                         By: /s/ Larry D. Henk
                            ------------------------------------------------
                             Title: Vice President and Chief Operating Officer